Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Zoom Technologies, Inc. Affiliates and Subsidiaries (the "Company") on Form S-3 (File No. 333-171389) and Form S-8 (File No. 333-171744) of our report dated April 15, 2013, with respect to our audit of the consolidated financial statements of the Company as of December 31, 2012, and for the year ended December 31, 2012, which report is included in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ Marcum Bernstein Pinchuk LLP

Marcum Bernstein Pinchuk LLP
New York, New York
April 15, 2013